EXHIBIT 99.1

Repros Holds Meeting With FDA to Discuss Complete Response Letter for Enclomiphene in the Treatment of Secondary Hypogonadism

THE WOODLANDS, Texas, Feb. 08, 2016 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced that on February 4, 2016, the Company attended a productive meeting with FDA reviewers and senior leaders to discuss resolution of issues identified during the enclomiphene NDA review.  The meeting agenda covered a broad range of topics surrounding the NDA data as well as emerging Agency and expert thinking regarding the treatment of hypogonadism.  The Company believes that it was clear during the meeting that the FDA is not closed to entertaining secondary hypogonadism as an indication.

Conference Call Details:

Time: Monday, February 8, 2016 – 5:00 PM Eastern
Participant Dial-In Number (Domestic): 877-407-8629; International: 201-493-6715

It is recommended that participants call in approximately 15 minutes prior to the start time of the conference call.

Replay Call Details:

Conference ID Number: 13595473
Replay Dial-In (Toll Free): 877-660-6853
Replay Dial-In (International): 201-612-7415

Replay will be available through February 22, 2016.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Forward-Looking Statements

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions. These statements are based on assumptions that the Company has made in light of the Company’s experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to future collaboration and development of enclomiphene. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including risks that the Company may never identify, or that FDA may never agree with or approve, a path or process for approval of enclomiphene, that the FDA may not ultimately approve the product candidate, the risk that any marketing approvals, if granted, may have significant limitations on use, that even if an NDA is eventually approved, the Company may not be able to successfully commercialize the product candidate, risks relating to the Company’s ability to protect its intellectual property rights and such other risks as are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company’s website at http://www.reprosrx.com.

Investor Relations:
Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com